Exhibit 99.1

BioDelivery Sciences Announces $40 Million Registered Financing

Financing expected to fund completion of BEMA Buprenorphine Phase 3 program and progress BNX to NDA submission

Balance sheet strengthening supports BNX commercialization options and potential pipeline additions

RALEIGH, N.C. – November 28, 2012 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announces that it has received definitive commitments from institutional investors (including existing investors of the company) for an at market registered direct financing yielding gross proceeds of $40 million to BDSI. The financing is expected to close on December 3, 2012, subject to customary closing conditions.

Under the terms of subscription agreements entered into with the investors, BDSI will sell an aggregate of 6,791,887 shares of its common stock at a price equal to $4.21 per share, and 2,709,300 shares of newly designated Series A Convertible Preferred Stock (Series A Preferred) at a price of $4.21 per share. The shares of common stock and Series A Preferred are being sold at the consolidated closing bid price of BDSI’s common stock on November 27, 2012.

The Series A Preferred is being used in the financing as an accommodation to those investors who desire to not own in excess of 9.98% of BDSI’s outstanding voting securities following the financing. The Series A Preferred is non-voting and carries a liquidation preference of $0.001 per share. Each share of Series A Preferred is convertible into one share of BDSI’s common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would own more than 9.98% of the total number of BDSI shares of common stock outstanding following conversion.

Proceeds from this financing are expected to be used to fund completion of the Phase 3 clinical development program for BEMA Buprenorphine for chronic pain and progress BEMA Buprenorphine/Naloxone (BNX) for opioid dependence to the submission of a New Drug Application (NDA). As it relates to BEMA Buprenorphine for chronic pain, these proceeds, along with cash on hand, should allow BDSI to reach the next set of milestone payments associated with the clinical development program under the company’s commercialization agreement with Endo Health Solutions (Endo). The proceeds will also assist in strengthening BDSI’s balance sheet for licensing negotiations regarding BNX or the funding of early commercialization efforts should the company choose to market BNX itself. Finally, the proceeds also allow BDSI to continue to explore other avenues for adding to its pipeline as well as to support ongoing operations.

William Blair & Company, L.L.C. acted as the sole lead placement agent for the offering. JMP Securities LLC and Roth Capital Partners, LLC acted as co-placement agents for the offering, and Brinson Patrick Securities Corporation and Ladenburg Thalmann & Co. Inc. acted as financial advisors to BDSI.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A shelf registration statement (File No. 333-179257) relating to the common stock and Series A Preferred issued in the offering (and the common shares issuable upon conversion of the Series A Preferred) has been filed with the Securities and Exchange Commission (SEC) and was declared effective on February 24, 2012. A prospectus supplement relating to the offering will be filed by the company with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from BDSI.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it is marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo Health Solutions. Additionally, BDSI is developing a high dose formulation of buprenorphine in combination with naloxone (BNX) for the treatment of opioid dependence. Both BEMA Buprenorphine and BNX are in Phase 3 clinical development. BDSI’s headquarters is located in Raleigh, North Carolina. For more information visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the actual closing of the financing described herein and the Company’s actual use of proceeds from such financing) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Brian Korb Senior Vice President The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Al Medwar Vice President, Marketing and Corporate Development BioDelivery Sciences International, Inc. 919-582-9050 amedwar@bdsi.com